Exhibit 14

Policy No. 106	Date Approved: 2004-02-10
Revised: 2005-11-08
2006-05-09
2007-06-12
2012-10-09
2013-06-11
2015-03-10
2015-05-12
Reviewed and Revised[1]: 2023-06-13[2]
Effective[1] 2023-10-09
Reviewed and Revised[3]: 2025-04-08
Effective[3]: 2025-11-01

Old Dominion Electric Cooperative

Board of Directors Policy Manual

Code of Ethics

Objective

To ensure that Covered Persons adhere to proper legal and ethical standards in their business relationships.

Content

Old Dominion Electric Cooperative (“ODEC”) is committed to upholding the highest level of ethical conduct in its business dealings with others and expects the same conduct from people acting on its behalf. ODEC has adopted this Code of Ethics (“Code”) to clarify the ethical duties and obligations of all employees, Officers and Directors of ODEC (collectively, “Covered Persons” or “you”).

Failure to adhere to this Code, as well as any law, regulation or other ODEC policy, may result in disciplinary action including, but not limited to, termination of your employment or removal from the ODEC Board of Directors (the “Board”), legal action or referral for criminal prosecution, subject to applicable laws and regulations. The nature of discipline for a violation will depend on many factors, including the severity of the violation and your cooperation in the investigation. If you are aware of a situation that may violate or lead to a violation of this Code, you should follow the guidelines described in Section 18.

1.
General

This Code sets out basic principles to guide Covered Persons in many business circumstances. This Code does not address every ethical issue that may be encountered in employment with or service to ODEC. ODEC requires that Covered Persons

2 Previously two separate policies – Code of Ethics-Board and Code of Ethics-Employees ODEC

conduct themselves in an ethical manner avoiding improper conduct at all times even if that conduct is not explicitly prohibited by this Code.

Covered Persons may not use their own funds to engage in any activity that is otherwise directly prohibited by this Code or other applicable ODEC policy, law or regulation, nor may they encourage or condone such activities by business partners.

2.
Compliance with Applicable Laws

Covered Persons shall comply, both in letter and in spirit, with all of the laws, rules and regulations of the United States and the states, counties, cities and other jurisdictions in which ODEC or any of its subsidiaries operate. If a law conflicts with this Code, they shall comply with the law. If a local custom or policy conflicts with this Code, however, they shall comply with this Code.

3.
Interlocking Positions

It is unlawful under the Federal Power Act for a person to hold Interlocking Positions (as defined below) without prior approval from the Federal Energy Regulatory Commission (“FERC”). To “hold” such a position means to act as, serve as, vote as, or otherwise perform or assume the duties and responsibilities of an officer or director.

Interlocking Positions are defined as being (a) an officer or director of more than one public utility; (b) an officer or director of a public utility and of any bank, trust company, banking association or firm that is authorized by law to underwrite or participate in the marketing of securities of a public utility; or (c) an officer or director of a public utility and of any company supplying electrical equipment to a public utility.

Directors, Officers and Senior Management must not hold Interlocking Positions unless approved by FERC. Approval can take 90 days or longer and may not be granted. Accordingly, any Director, Officer or Senior Manager must advise the President and CEO as soon as possible but no later than 90 days prior to any desired election or appointment to an Interlocking Position.

4.
Conflicts of Interest and Corporate Opportunities

Covered Persons are prohibited from participating in any activity or association that creates or appears to create a conflict between their personal interest and ODEC’s business interests unless approved after full and fair disclosure of the relevant facts. Officers, Directors and members of Senior Management (i.e., the President and CEO and those directly reporting to the President and CEO) must obtain approval from the Board, and all others must obtain approval in writing from the Chief Legal Officer acting as the Compliance Officer as described below.

Avoiding conflicts of interest requires all Covered Persons to be alert to the circumstances when they may arise. A conflict of interest may exist whenever private interests conflict in any way (or even appear to conflict) with the interests of ODEC.

A conflict of interest may arise when one takes action or has interests that (a) make it difficult for him or her to perform his or her work for ODEC objectively, or (b) interfere with the exercise of his or her independent judgment or ability to act in the best interests of ODEC.

Conflicts of interest also may arise when Covered Persons or their immediate family members receive improper personal benefits as a result of their position with ODEC, whether received from ODEC or a third party. Loans or guarantees to Covered Persons or their immediate family members also may create conflicts of interest, although mortgages, home equity loans or consumer loans obtained in the normal course of business from a lender with which ODEC does business do not create a conflict of interest as contemplated by this Code. Under most circumstances, federal law prohibits loans from ODEC to Directors and Officers. In addition, it is almost always a conflict of interest for Covered Persons to work simultaneously for a competitor, customer or supplier, including working as a consultant for a competitor, customer or supplier of ODEC.

In particular, Covered Persons shall not have any financial interest in any entity that could cause a conflict of interest or even the appearance of a conflict of interest unless approved under this section. A conflict of interest based on financial interest is most likely where the relevant ownership interest, whether by stock or other means, exceeds five percent of the combined net worth of the individual and his or her spouse.

Covered Persons must also not take corporate opportunities from ODEC, including (a) taking for personal gain or for the personal gain of others, opportunities that belong to ODEC or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain or for the personal gain of others; or (c) competing directly or indirectly with ODEC unless approved after full and fair disclosure of the relevant facts. Officers, Directors and members of Senior Management must obtain approval from the Board, and all others must obtain approval in writing from the Compliance Officer.

5.
Corruption, Bribery and Gifts

ODEC prohibits corruption and bribery in all forms. As part of ODEC’s deep commitment to upholding the highest level of ethical conduct in business dealings, Covered Persons are prohibited from seeking any improper advantage in business dealings, and are expected to avoid even the appearance of impropriety in interactions with government officials, business partners, customers, suppliers, competitors and other third parties. Covered Persons are expected to abide by the applicable provisions of any applicable anti-corruption, anti-bribery and anti-kickback laws.

ODEC prohibits improper payments and benefits. Covered Persons may not offer, promise, provide or authorize giving anything of value, directly or indirectly, to anyone in exchange for an improper business advantage. Similarly, Covered Persons may not request or accept anything of value in exchange for improperly obtaining or maintaining a business relationship or granting business or a business advantage.

Covered Persons are prohibited, unless disclosed and approved in advance, if practical, from accepting meals, favors or gifts in excess of $1,000.00 per occurrence or in excess of $2,500.00 in the aggregate in any calendar year from any one agent, supplier, contractor, consultant or other person or entity that, because of the circumstances attending the offer, might reasonably be construed as intended to influence the independent judgment of the individual or the agent, supplier, contractor, consultant or other person or entity. Requests for approval of meal, favor or gift disclosures by Officers, Directors and the President and CEO shall be made to the Compliance Officer, and by others, to a member of Senior Management. Normal business entertainment expenses directly related to a bona fide business purpose, as well as nominal gifts such as small gifts with a corporate logo, are generally acceptable under this Code and do not require prior approval.

6.
Lobbying Activities and Political Contributions

ODEC recognizes the right to lawfully lobby federal, state, and local governments. To protect ODEC’s interests, only individuals approved by the Senior Vice President of Member Engagement or Compliance Officer may lobby on ODEC’s behalf. Any such individuals must register as lobbyists under state or federal rules as appropriate and if required, and must make any necessary disclosures pursuant to applicable state or federal laws.

No political contributions may be made on ODEC’s behalf without prior approval from the Senior Vice President of Member Engagement or Compliance Officer.

7.
Confidentiality

Covered Persons shall maintain the confidentiality of confidential information entrusted to them by ODEC or its members, non-member customers or business partners, except when the disclosure is authorized by ODEC or required by applicable laws or legal proceedings. “Confidential information” includes, but is not limited to, non-public information (a) about ODEC, (b) that may be of use to competitors of ODEC, or (c) that may be harmful to ODEC or its members or non-member customers if disclosed. Examples include business and marketing plans, databases, records and any unpublished, proprietary financial data or reports. The obligation to maintain this information as confidential continues after employment with or service to ODEC ends.

8.
Data Privacy and Security

Covered Persons shall comply fully with all privacy and security procedures related to the system of security mechanisms and controls which ODEC has implemented to protect the privacy and security of ODEC information, especially confidential financial data and non-public proprietary data, as well as any data which contains private information (i.e.: protected health information, social security numbers, etc.).

9.
Insider Trading

Covered Persons are not permitted to use or share material nonpublic information about ODEC or its business partners for securities trading purposes or for any other purpose other than the legitimate conduct of ODEC’s business. Using material non-public information for personal securities trading or to “tip” others who may make an investment decision, including seeking to manipulate the market generally, on the basis of this information is prohibited by this Code and is illegal.

10.
Trading

Covered Persons involved in trading in energy, natural gas or related markets must not engage in any trading activity that would have any potential to conflict with the execution of ODEC’s strategies or transactions, and must not engage in any illegal trading activity.

11.
Fair Dealing

Covered Persons shall deal fairly with ODEC’s members and non-member customers, suppliers and competitors. They shall not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealings. Covered Persons are prohibited from stealing proprietary information, misusing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies.

12.
Antitrust and Competition Laws

Covered Persons are expected to comply with all applicable antitrust and competition laws, which are designed to protect customers and the competitive process. These laws generally prohibit ODEC from establishing:

•
price fixing arrangements with competitors or members outside of ODEC’s FERC Formula Rate and applicable regional transmission organization tariff;
•
arrangements with competitors to share pricing information or other competitive marketing information, or to allocate markets or customers other than in respect of the members; or
•
agreements with competitors or customers to boycott particular business partners, customers or competitors.

Some kinds of information, such as pricing or generation information, should never be exchanged with competitors, regardless of how innocent or casual the exchange may be, because even where no formal arrangement exists, merely exchanging information can create the appearance of an improper arrangement.

Noncompliance with the antitrust or competition laws can have extremely negative consequences for ODEC and the Covered Person(s) involved, including negative publicity, long and costly investigations and lawsuits and substantial fines or damages. Understanding the requirements of antitrust and unfair competition laws can be difficult, and Covered Persons are urged to seek assistance from the Compliance Officer whenever they have questions relating to these laws.

13.
Protection and Proper Use of Company Assets

Covered Persons are expected to protect ODEC’s assets and to ensure their efficient use. ODEC’s assets shall generally only be used for legitimate business purposes. On a limited basis, office equipment and supplies may be utilized for incidental personal use. ODEC’s assets include not only tangible assets such as office equipment and supplies, but also cash and other financial assets, as well as ODEC’s proprietary information, trade secrets and intellectual property.

14.
Recordkeeping

ODEC requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, when using a business expense account, expenses must be accurately documented and recorded.

Within the scope of their responsibilities, Covered Persons shall maintain ODEC’s books, records, accounts and financial statements (a) in reasonable detail, (b) to appropriately reflect ODEC’s transactions and (c) to conform both to applicable legal requirements and ODEC’s system of internal controls.

Records shall be retained or destroyed according to ODEC’s records retention policies and standards and procedures.

15.
Accounting Matters

ODEC strives to comply with all financial reporting, internal controls and accounting regulations applicable to it. Covered Persons with concerns or complaints regarding questionable accounting or auditing practices or internal controls must promptly submit those concerns or complaints (confidentially or otherwise) to the Compliance Officer, the President and CEO, the Chair of the Board, the Chair of the Audit Committee or the Vice President of Human Resources who will, subject to duties arising under applicable laws and legal proceedings, treat such submissions confidentially.

16.
Company Reporting

Federal securities laws require that ODEC’s periodic filings with the Securities and Exchange Commission be full, fair, accurate, timely and understandable. Depending on one’s position with ODEC, they may be called upon to provide information necessary to assure that ODEC’s public reports are complete, fair and understandable. Prompt and accurate answers shall be provided to inquiries related to ODEC’s public disclosure requirements. The Disclosure Assessment Committee, appointed by the President and CEO, shall oversee the preparation and review of ODEC’s public disclosure documents.

17.
Equal Opportunity and Harassment

ODEC is committed to a diverse and inclusive workplace where its employees are treated with dignity and respect. ODEC believes that the diverse backgrounds of its workforce contributes to the richness of its community and that everyone does their best work in an environment that fosters diversity, inclusion and respect.

ODEC is an equal employment opportunity employer. This means that employment decisions must be based on merit and business needs and not based upon race, color, religion, national origin, sex, pregnancy, childbirth or related medical conditions, age, marital status, sexual orientation, gender identity, military status, disability or any other condition prohibited by law.

Covered Persons must not discriminate against or harass any individual on the basis of any non-performance-related reason. Discriminatory and harassing behavior are strictly prohibited at the workplace and at work-related functions.

18.
Reporting Any Illegal or Unethical Behavior

Covered Persons should talk to the Compliance Officer with any questions about obligations under this Code. If any Covered Person believes that a violation of this Code or ODEC policy or other illegal or unethical conduct has occurred or may occur, he or she shall promptly contact the Compliance Officer, the President and CEO, the Chair of the Board, the Chair of the Audit Committee or the Vice President of Human Resources and report this activity. These reports may be made confidentially and anonymously, subject to applicable laws or legal proceedings.

ODEC has designated the Chief Legal Officer as the “Compliance Officer” to administer this Code, subject to any further direction by the Board as provided herein. When contacted, the Compliance Officer is obligated to record any report alleging a violation of this Code and to take effective steps to investigate such report. The Compliance Officer shall notify the complainant, in writing, that a formal complaint has been received by his office. Confidentiality will be protected, subject to applicable laws or legal proceedings.

ODEC has designated the President and CEO, the Chair of the Board, the Chair of the Audit Committee and the Vice President of Human Resources as alternates for reporting purposes. When contacted, the alternate is obligated to assist the individual in working with the appropriate member of management in taking effective steps to investigate such reports as needed.

Covered Persons are required to cooperate fully in internal investigations, including by providing truthful and complete information to individuals designated by ODEC to investigate wrongdoing. Covered Persons may not attempt to conceal or cover up any known or suspected Code violation, including by attempting to stop anyone else from reporting a known or suspected violation of this Code, or from cooperating in an investigation regarding the Code.

Periodically, as determined and requested by the Board, the Compliance Officer will submit to the Board a memorandum outlining the complaints he has received for that period, the results of all investigations and recommendations for remedial action.

19.
No Retaliation

ODEC prohibits any attempt to retaliate or retaliation of any kind in response to good faith reports or complaints of known or suspected violations of this Code or other illegal or unethical conduct, or against anyone who helps a reporter make a good faith report. ODEC prohibits any form of retaliation or intimidation against those for participating in an investigation. ODEC also prohibits retaliation against anyone who in good faith refuses to carry out a request or perform an action that would violate this Code. Retaliation in these circumstances is itself a violation of this Code.

Responsibility

1.
All Covered Persons must make every reasonable effort to comply with this Code.
2.
This Code is not comprehensive. ODEC encourages those who have questions about this Code and its application to personal conduct to discuss them with the Compliance Officer, the President/CEO, the Chair of the Board, the Chair of the Audit Committee, or the Vice President of Human Resources. See Exhibit A for contact information, which shall be updated as necessary.
3.
All Covered Persons who know of or have reason to suspect any activity that violates or could violate this Code must promptly report the matter to the Compliance Officer, the President/CEO, the Chair of the Board, the Chair of the Audit Committee, or the Vice President of Human Resources.
4.
All Covered Persons will be provided a copy of this Code and be asked to sign an Acknowledgement Form on an annual basis. Any disclosures made to the Compliance Officer in conjunction with signing the Acknowledgement Form must be provided each year if such disclosures are still applicable. The Acknowledgement Form may be updated as necessary.
5.
The President/CEO is responsible for developing and maintaining this Code, and the Board is responsible for ensuring compliance therewith.
6.
The Compliance Officer is responsible for implementing this Code, for ensuring that sufficient training regarding this Code is provided to all Covered Persons, and for taking effective steps to investigate any reports of non-compliance as needed.
7.
The President/CEO, the Chair of the Board, the Chair of the Audit Committee, and the Vice President of Human Resources are obligated to assist Officers, Directors and Senior Management in working with the Compliance Officer and to assist the Compliance Officer in taking effective steps to investigate such reports as needed.

EXHIBIT A

Contact Information

Name	Title	Phone Number
Jack Robb	Compliance Officer	xxx-xxx-xxxx
Christopher F. Cosby	President and CEO	xxx-xxx-xxxx
Steven A. Harmon	Chair of the Board	xxx-xxx-xxxx
Suzanne S. Obenshain	Chair of the Audit Committee	xxx-xxx-xxxx
Crystal J. Smith	Vice President of Human Resources	xxx-xxx-xxxx

OLD DOMINION Electric Cooperative

Code of Ethics

Acknowledgement Form

I have received and read a copy of the Code of Ethics and fully understand my obligations and responsibilities as set forth therein.

I understand that disclosures required by the Code of Ethics should be made in accordance with the guidance provided therein and must be provided each year if still applicable.

PRINT NAME: _________________________________

SIGN NAME: __________________________________

DATE: ___________________

Please return this form to the Human Resources Department.

You may use the space below for disclosures:

(Please attach a separate sheet if you need more space)

2025